UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) November 13, 2020

QUANTA, INC.

(Exact name of registrant as specified in its chapter)

Nevada	000-56025	81-2749032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3606 W. Magnolia Blvd., Burbank, CA	91505
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (818) 659-8052

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Item 5.02 Appointment of New Director

On November 13, 2020, Mr. Phil Sands was appointed as a member of the Board of Directors of Quanta, Inc. (the “Company”).

Mr. Phil Sands, age 59, brings over 20 plus years of corporate executive experience, business development, project management, investment consultation, and B2B sales experience within Small Business and Corporate America. He has served in diverse companies with positions of Investment Consultant, Business Development Manager, Director of Investor Relations and Principal of small businesses. Mr. Sands has through collaboration worked with investment firms and helped developed strategies for public and private funding offerings, debt debenture offerings, help with Private Placements, balance sheet review and offer investment location consultation, client presentation, coaching, and access to market makers and broker dealers. Has worked with clients from all sectors with diverse back grounds on the OTC markets as well NASDAQ companies. Sectors range from alternative energy, technical, medical, manufacturing and more.

Since 2011, Mr. Sands has served as Principal of Cold River Capital Incorporated, providing consulting services to clients seeking capital through private equity and institutional investors. His work with small business owners and Small-Cap companies has helped to raise capital through debt & equity structured funding, acquisition and growth capital. From 2004 to 2011, Mr. Sands served as Principal of Dynamic Business Services. From 2000 to 2004, Mr. Sands served as Principal of Splashmail Incorporated, a software sales company. From 1998 to 2000, Mr. Sands served as Northeast Territory Manager for Avatech Solutions. From 1997 to 1998, Mr. Sands began his career as a Consultant/Northeast Business Development Manager with General Electric Information Technology Systems. Mr. Sands studied Business Administration at Emmanuel College.

Item 9.01. Financial Statements and Exhibits. (d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Quanta, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

QUANTA, INC..

Dated: November 13, 2020	By:	/s/ Eric Rice
Eric Rice – President & CEO